                                                                    Exhibit 99.1

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                                                                             | RELEASE
AMERICAN ITALIAN PASTA COMPANY                                               |

Contact:
Jennifer Smartt
Powerpact
(877) 361-5700 ext. 1003
jsmartt@powerpact.com

FOR IMMEDIATE RELEASE

                         AMERICAN ITALIAN PASTA COMPANY
                                 BOARD APPROVES
                   BROAD RESTRUCTURING AND RIGHTSIZING PROGRAM

          •    Program will better align productive  capacity and cost structure
               with   current   business   profile  and   competitive   industry
               environment

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KANSAS CITY, MO, June 23, 2004 --- American  Italian Pasta Company  (NYSE:  PLB)
announced  that during  yesterday's  meeting of AIPC's Board of  Directors,  the
Board unanimously approved management's restructuring and "rightsizing" plan for the domestic pasta operations. Key elements of the plan are:

          •      Reduction of capacity
          •      Headcount and other cost reductions
          •      Reduction of inventory levels

          To accomplish these targets, the Company will:

          1)   Suspend operations at the Kenosha, Wisconsin facility in mid-July
               for  the   foreseeable   future,   and  allocate  our  Ingredient
               customers'  pasta  production  volume  requirements  to  existing capacities in our three other U.S. manufacturing facilities.

          2)   Reduce a number of positions  in our  production  facilities  and corporate offices, which combined with our Kenosha shutdown, will lead to an overall  headcount  reduction of 14%. These reductions will be managed  through  attrition,  the  suspension  of Kenosha production and selected job eliminations.

          3)   Significantly  reduce  inventory  levels by  temporarily  halting production in Excelsior Springs,  Missouri for four weeks in July and in  Columbia,  South  Carolina  for a period  of 7-10 days in
               July.

AIPC
June 23, 2004

     All of the above  measures are targeted to be  implemented  and in place by
August 1, 2004,  still  benefiting  the  current  fiscal  year with a lower cost structure and streamlined operations.

     The functionality of the Kenosha facility will be maintained to allow for a quick  reactivation  of that  capacity.  We still  believe a  specialized  plant operation like Kenosha is a viable strategy for the future.

     The  implementation  of the  restructuring  plan, the  rightsizing  and the related cost and  inventory  reduction  initiatives  will require a  significant investment  over the balance of the fiscal year currently  estimated as a charge of $10,000,000 to $12,000,000 before tax. Annualized future savings are expected to exceed $12,000,000 before tax.

     Further  commenting on the need for and content of the restructuring  plan,
Timothy S. Webster,  President and Chief  Executive  Officer,  stated,  "We have experienced a significant change in U.S. pasta market consumption trends and the industry competitive  environment over the last 12-14 months, with industry-wide consumption  declines estimated at over 100 million annualized pounds. The pasta industry has suffered from declining profitability over the last 24 months, with
New World Pasta,  the most visible example,  recently filing for bankruptcy.  We have completed an exhaustive study of strategic  operational  alternatives  with particular focus on the  characteristics  of our operating model when AIPC's low cost producer  advantage was greatest and our margins and profit generation were at their  best.  After  further  evaluation  of  these  difficult  pasta  market conditions and at this time, the less than expected consumer response to reduced carb products,  we have concluded it is prudent to adjust our capacity and lower our cost structure and not wait for consumption  trends and industry  conditions to improve.  Furthermore,  based on our current  outlook for lower than expected sales,  we do not expect to generate  earnings  in line with prior year  results over the remainder of 2004."

     Horst  W.  Schroeder,   Chairman  of  the  Board,   added,   "Although  our
restructuring  plan and process clearly  acknowledges  that certain pasta market
and   competitive   conditions  are   significantly   different  than  our  past
expectations,  there are solid  indications  that pasta will continue to play an important  part in the American  diet.  We are  generally  optimistic  about the future, but very much regret that some of our fine employees will be affected by the restructuring and rightsizing program at this point in time."

     More detailed  information on the  restructuring  and rightsizing  charges, future anticipated  savings,  third quarter results and fourth quarter estimates will be communicated during our July 28, 2004 earnings conference call.

     Founded in 1988 and based in Kansas City, Missouri,  American Italian Pasta
Company is the  largest-  and the  fastest-growing  producer and marketer of dry pasta in North  America.  The Company  has five  plants  that are  strategically located in Excelsior  Springs,  Missouri,  Columbia,  South  Carolina,  Kenosha,
Wisconsin,   Tolleson,   Arizona,  and  Verolanuova,   Italy.  The  Company  has
approximately 720 employees located in the United States and Italy.

     The statements by the Company contained in this release regarding  expected results  for the  remaining  portion  of our 2004  fiscal  year,  and the future savings expected to result from our restructuring and rightsizing  program,  are forward-looking and based on current  expectations.  Actual future results could differ materially from those anticipated by such forward-looking

AIPC
June 23, 2004

statements.  The differences could be caused by a number of factors,  including, but not  limited  to, our  dependence  on a limited  number of  customers  for a substantial portion of our revenue,  our ability to manage the restructuring and rightsizing,  our  ability  to  obtain  necessary  raw  materials  and  minimize fluctuations  in raw  material  prices,  the  impact of the  highly  competitive environment  in which  we  operate,  our  ability  to  anticipate  pasta  market consumption  trends,  reliance  exclusively  on a single product  category,  our limited experience in the branded retail pasta business,  our ability to attract and retain key personnel, our ability to cost-effectively transport our products and the significant risks inherent in our recent  international  expansion.  For additional  discussion of the principal  factors that could cause actual results to be  materially  different,  refer to our  Annual  Report on Form  10-K  dated
December  30,  2003,  filed by the  Company  with the  Securities  and  Exchange
Commission,  any amendments thereto and other matters disclosed in the Company's other public filings. The Company will not update any forward-looking statements in this press release to reflect future events.

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